Exhibit 99.1

APX GROUP HOLDINGS, INC. REPORTS THIRD QUARTER 2015 RESULTS

Third Quarter 2015 Financial and Portfolio Highlights

•	Total Revenues increased 14.8% to $168.6 Million

•	Adjusted EBITDA[1] up 30.3% to $102.7 Million, Net Loss of $125.1 Million

•	20.7 % Growth in Net New Subscribers Originations

•	79.6% Adoption Rate of Additional Smart Home Services

•	LTM Attrition of 12.0%, 80bps Year over Year Improvement

Provo, UT –November 12, 2015 – APX Group Holdings, Inc. (“APX Group”, “Vivint” or the “Company”) today reported financial and operational results for the third quarter ended September 30, 2015.

“2015 has been a record setting year for us so far,” said Todd Pedersen, CEO of APX Group. “We surpassed 1 million customers with a record Average RMR per Subscriber of $55.00. We added a record 203,400 new customers in the first nine months of 2015. Our innovation team’s launch of the doorbell camera, cloud data storage and other new products and services helped to boost our additional services adoption rate to approximately 78% this year.” Mr. Pedersen continued, “This level of execution combined to deliver record quarterly total revenues of $168.6 million and Adjusted EBITDA of $102.7 million. While we are pleased with these results, we fully expect to build on the momentum we have created in 2015 to extend our position as the Smart Home provider of choice.”

APX Group reported an increase in total revenues of 14.8% to a record $168.6 million for the quarter ended September 30, 2015. Recurring revenue for the same period increased 15.1% as a result of a 12.9 % increase in Total Subscribers, along with a 28.8% increase in the number of Total Subscribers receiving Smart Home services beyond the Company’s basic interactive security offering. Additionally, customer refund credits decreased by approximately $3.5 million year over year. The Company added a record 88,406 net new subscribers in the third quarter, including 18,116 from its inside sales channel, which grew 49.6% year over year during the quarter. Adoption of additional Smart Home services for the quarter was 79.6%, resulting in an Average RMR per New Subscriber of $61.30. Total revenues in the third quarter were negatively impacted by $2.4 million due to a weaker Canadian dollar.

Year to date total revenues for the nine month period ended September 30, 2015, was $478.7 million, a 16.4% increase over the same period in 2014. Recurring revenue for the nine months ended September 30, 2015, was up 16.1% to $456.6 million compared to the same period in 2014. Canadian foreign exchange rates negatively impacted total revenues for this period by $5.6 million.

[1]	This earning release includes Adjusted EBITDA, a metric that is not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See the “Statement Regarding Non-GAAP Financial Measures” section at the end of this earnings release for the definition of Adjusted EBITDA and a reconciliation to its most directly comparable financial measure calculated in accordance with GAAP.

Summary of Key Financial and Portfolio Metrics for the last five quarters

($ in millions, except for subscriber data)

	September 30,	December 31,	March 31,	June 30,	September 30,
	2014	2014	2015	2015	2015
Total Revenues	$146.9	$152.4	$152.2	$157.9	$168.6
Adjusted EBITDA	$78.8	$84.1	$89.5	$93.4	$102.7
Total RMR(1)	$49.0	$48.7	$48.3	$52.4	$55.8
Net New Originations	73,220	21,545	25,809	89,185	88,406
Average RMR per New Subscriber(1)	$62.81	$60.16	$61.46	$62.05	$61.30
Total Subscribers(1)	899,174	894,175	890,125	955,162	1,015,267
Average RMR per Subscriber(1)	$54.48	$54.50	$54.26	$54.86	$55.00
Subscriber Account Attrition(2)	12.8%	12.5%	12.5%	12.0%	12.0%

(1)	Total Subscribers and RMR data excludes wireless internet business and are provided as of each period end
(2)	Subscriber attrition is reported on an LTM basis for each period end and excludes wireless Internet business

“Vivint’s Adjusted EBITDA continued to grow faster (30.3%) than total revenues (14.8%) in the third quarter as we achieved a record $102.7 million in Adjusted EBITDA, gaining scale and momentum”, said Mark Davies, CFO of APX Group. “Vivint’s Net Service Margin increased to 73.6% year-to-date, as Net Service Cost per Subscriber dropped to $14.50 from $15.29 for the first nine months last year. The Company’s LTM account attrition showed marked year over year improvement demonstrated by an 80 basis point reduction to 12.0%. We continued to scale fixed costs, as total G&A YTD, normalized for the $12.2 million non-cash gain on the merger-related escrow adjustment recorded in the second quarter 2015, was down more than $9 million or 10.1% year over year. Overall, we’re pleased with our year to date 2015 financial performance, which represents both operational execution and the benefits of Vivint’s economic model”

Costs and Expenses

Operating expenses were $61.5 million for the quarter ended September 30, 2015, compared to $52.8 million for the same period in 2014. Excluding operating expenses directly associated with the wireless internet business unit, operating expenses increased by only 8.1% or $4.3 million, while the subscriber base grew by 12.9%. The $4.3 million increase in operating expenses was attributable to the growth in our subscriber base, including personnel costs within our monitoring, customer support and field service functions.

Selling expenses, net of capitalized subscriber acquisition costs, were $33.2 million for the third quarter 2015 compared to $26.9 million for the third quarter 2014. The year over year increase was primarily attributable to higher personnel and digital marketing lead generation costs associated with the 49.6% growth in our inside sales channel. Vivint’s LTM Net Creation Cost Multiple as of September 30, 2015, was 31.2x, excluding its wireless internet business.

General and administrative (“G&A”) expenses decreased by 6.6% to $29.7 million for the quarter ended September 30, 2015, compared to $31.8 million for the same period in 2014. The decrease in G&A was primarily driven by a reduction in brand marketing and personnel costs, partially offset by a $1.8 million insurance recovery benefit in the third quarter 2014. Excluding the $1.8 million insurance recovery benefit, G&A expenses would have decreased by 11.6%.

On September 21, 2015, the board of directors of the Company approved a plan to transition Vivint’s wireless internet business from a 5Ghz to a 60Ghz-based network technology that provides higher data transmission speeds. The Company will continue to service its existing 5Ghz subscribers. As a result of this transition, the Company will discontinue the build-out of additional 5Ghz networks and the installation of new 5Ghz customers. Vivint expects the shift to the new technology will begin with a set of 60Ghz test installations in 2016. During the three months ended September 30, 2015, the Company recorded wireless internet-related restructuring and asset impairment charges totaling $58.0 million. These charges included $52.1 million of asset impairment charges related to write downs of network assets, subscriber acquisition costs, certain intellectual property and goodwill. The $58 million charge also included $5.9 million in restructuring costs related to employee severance, termination benefits and the write offs of certain vendor contracts.

The Company’s net loss for the third quarter of 2015, including the wireless internet restructuring and asset impairment charges of $58.0 million, was $125.1 million compared to a net loss of $59.5 million for the same period in 2014. Adjusted EBITDA for the Company was $102.7 million for the third quarter 2015, up 30.3% as compared to $78.8 million for the same period in 2014.

Net loss for the nine months ended September 30, 2015, including the wireless internet restructuring and asset impairment charges of $58.0 million, was $216.7 million compared to a net loss of $173.0 million for the same period in 2014. Adjusted EBITDA for the nine months ended September 30, 2015, was $285.6 million, up 26.8% compared to $225.3 million for the same period of 2014.

Liquidity

As of September 30, 2015, the Company’s liquidity position on a consolidated basis, defined as cash on hand, marketable securities and available borrowing capacity under the Company’s revolving credit facility, was approximately $92 million.

On October 19, 2015, APX issued $300.0 million aggregate principal amount of 8.875% senior secured notes due 2022 in a private placement exempt from registration under the Securities Act of 1933.

Certain Credit Statistics

Our net leverage ratio, defined as the ratio of net debt to LTM Adjusted EBITDA, was 5.5x at September 30, 2015.

Conference Call

Vivint will host a conference call and webcast to discuss the quarterly results at 5:00 p.m. ET today, November 12, 2015. To join the live webcast and conference call, please visit the investor relations section of Vivint’s website, www.investors.vivint.com/events-calendar or dial (877) 201-0168 for domestic participants or (647) 788-4901 for international participants with the conference code of 70397018. A financial results presentation and online access to join the webcast will be made available immediately before the call on the Investor Relations section of the Company’s website at www.investors.vivint.com/events-presentations/events-calendar. A replay of the webcast will be made available for 30 days on the Investor Relations section of the Company’s website at www.investors.vivint.com following the completion of the webcast and conference call.

About Vivint

Vivint is a leading provider of smart home technology. Vivint delivers services through a cloud-based platform that integrates a wide range of wireless features and components to provide simple, affordable home security, energy management and home automation. Dedicated to redefining the home experience with intelligent products and services, Vivint serves more than one million customers throughout the U.S. and Canada. For more information, visit www.vivint.com.

Forward Looking Statements

This earnings release and accompanying conference call include certain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, including statements regarding, among other things, our plans, strategies and prospects, both business and financial. Forward-looking statements convey the Company’s current expectations or forecasts of future events. All statements contained in this earnings release other than statements of historical fact are forward-looking statements. These statements are based on the beliefs and assumptions of our management. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or similar expressions.

Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of this date hereof. You should understand that the following important factors, in addition to those discussed in “Risk Factors” in Amendment No. 1 on Form 10K/A to the Company’s annual report on Form 10-K for the year ended December 31, 2014 (the “10-K”), and other reports filed with the Securities Exchange Commission (“SEC”), as such factors may be updated from time to time in our periodic filings with the SEC, which are available on the SEC’s website at www.sec.gov, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:

•	risks of the security and home automation industry, including risks of and publicity surrounding the sales, subscriber origination and retention process;

•	the highly competitive nature of the security and home automation industry and product introductions and promotional activity by our competitors;

•	litigation, complaints or adverse publicity;

•	the impact of changes in consumer spending patterns, consumer preferences, local, regional, and national economic conditions, crime, weather, demographic trends and employee availability;

•	adverse publicity and product liability claims;

•	increases and/or decreases in utility and other energy costs, increased costs related to utility or governmental requirements; and

•	cost increases or shortages in security and home automation technology products or components.

In addition, the origination and retention of new subscribers will depend on various factors, including, but not limited to, market availability, subscriber interest, the availability of suitable components, the negotiation of acceptable contract terms with subscribers, local permitting, licensing and regulatory compliance, and our ability to manage anticipated expansion and to hire, train and retain personnel, the financial viability of subscribers and general economic conditions.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release are more fully described in the “Risk Factors” section in Amendment No. 1 on Form 10K/A of the Company’s annual report on Form 10-K for the year ended December 31, 2014, and other reports as such factors may be updated from time to time in our periodic filings with the SEC. These risk factors should not be construed as exhaustive. We disclaim any obligations to and do not intend to update the above list or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments, except as required by law. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. We undertake no obligations to update or revise publicly any forward-looking statements, whether a result of new information, future events, or otherwise.

Certain Definitions

The following definitions are used in this press release for purposes of describing the results in our home security and automation business and except where noted, exclude our wireless internet business.

“Total Subscribers” means the aggregate number of active security and home automation subscribers at the end of a given period.

“RMR” means the recurring monthly revenue billed to a security and home automations subscriber.

“Total RMR” means the aggregate RMR billed to all security and home automation subscribers.

“Average RMR per Subscriber” means the Total RMR divided by Total Subscribers. This is also commonly referred to as Average Revenue per User, or “ARPU.”

“Average RMR per New Subscriber” means the aggregate RMR for new subscribers originated during a period divided by the number of new subscribers originated during such period.

“Attrition” means the aggregate number of canceled security and home automation subscribers during a period divided by the monthly weighted average number of total security and home automation subscribers for such period. Subscribers are considered canceled when they terminate in accordance with the terms of their contract, are terminated by the Company, or if payment from such subscribers is deemed uncollectible (when at least four monthly billings become past due). Sales of contracts to third parties and certain moves are excluded from the attrition calculation.

“Net Subscriber Acquisition Costs” means direct and indirect costs to create a new security and home automation subscriber. These include commissions, equipment, installation, marketing and other allocations (G&A and overhead), less activation fees and up sell revenue. These costs also exclude residuals and long-term equity expenses associated with the direct-to-home sales channel.

“Net Creation Cost Multiple” means total Net Subscriber Acquisition Costs, divided by the number of new subscribers originated, and then divided by the Average RMR per New Subscriber.

“Net Service Cost per Subscriber” means total service costs, including monitoring, customer service, field service and other allocations (G&A and overhead) costs, less total service revenue divided by total service subscribers.

“Net Service Margin” means Average RMR per Subscriber less Net Service Costs divided by Average RMR per Subscriber.

Contact:

Dale R. Gerard

Senior Vice President of Finance and Treasurer

801-705-8011

dgerard@vivint.com

APX GROUP HOLDINGS, INC. and SUBSIDIARIES

Consolidated Statements of Operations

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues:
Recurring revenue	$161,440	$140,227	$456,647	$393,383
Service and other sales revenue	5,503	5,517	17,720	15,070
Activation fees	1,634	1,151	4,320	2,795

Total revenues	168,577	146,895	478,687	411,248
Costs and expenses:
Operating expenses	61,492	52,770	171,445	141,303
Selling expenses	33,200	26,884	89,719	81,202
General and administrative expenses	29,674	31,792	70,772	92,253
Depreciation and amortization	64,379	57,847	181,506	161,563
Restructuring and asset impairment charges	57,991	—	57,991	—

Total costs and expenses	246,736	169,293	571,433	476,321

Loss from operations	(78,159)	(22,398)	(92,746)	(65,073)
Other expenses (income):
Interest expense	39,838	38,135	116,936	109,487
Interest income	(9)	(340)	(9)	(1,464)
Other (income) expenses, net	7,058	535	6,724	238

Total other expenses	46,887	38,330	123,651	108,261
Loss before income taxes	(125,046)	(60,728)	(216,397)	(173,334)
Income tax expense (benefit)	26	(1,264)	335	(319)

Net loss	$(125,072)	$(59,464)	$(216,732)	$(173,015)

APX GROUP HOLDINGS, INC. and SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2015	2014
	(unaudited)	(audited)
ASSETS
Current Assets:
Cash and cash equivalents	$6,463	$10,807
Restricted cash and cash equivalents	14,214	14,214
Accounts receivable, net	8,513	8,739
Inventories	30,664	36,157
Prepaid expenses and other current assets	12,294	15,454

Total current assets	72,148	85,371
Property and equipment, net	57,144	62,790
Subscriber acquisition costs, net	768,565	548,073
Deferred financing costs, net	48,708	52,158
Intangible assets, net	592,636	703,226
Goodwill	835,277	841,522
Long-term investments and other assets, net	10,813	10,533

Total assets	$2,385,291	$2,303,673

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current Liabilities:
Accounts payable	$51,069	$31,324
Accrued payroll and commissions	109,481	37,979
Accrued expenses and other current liabilities	60,061	28,862
Deferred revenue	36,710	33,226
Current portion of capital lease obligations	7,126	5,549

Total current liabilities	264,447	136,940
Notes payable, net	1,862,340	1,863,155
Revolving line of credit	199,000	20,000
Capital lease obligations, net of current portion	11,070	10,655
Deferred revenue, net of current portion	44,583	32,504
Other long-term obligations	9,920	6,906
Deferred income tax liabilities	7,800	9,027

Total liabilities	2,399,160	2,079,187
Total stockholders’ (deficit) equity	(13,869)	224,486

Total liabilities and stockholders’ (deficit) equity	$2,385,291	$2,303,673

APX GROUP HOLDINGS, INC. and SUBSIDIARIES

Summary Cash Flow Data

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2015	2014
		(Restated)
Net cash used in operating activities	$(129,625)	$(185,240)
Net cash used in investing activities	(43,178)	(55,655)
Net cash provided by (used in) financing activities	170,212	46,951
Effect of exchange rate changes on cash	(1,753)	(775)

Net increase (decrease) in cash	(4,344)	(194,719)
Cash:
Beginning of period	10,807	261,905

End of period	$6,463	$67,186

Statement Regarding Non-GAAP Financial Measures

Non-GAAP Financial Measures

This earnings release includes Adjusted EBITDA, which is a supplemental measure that is not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”). It is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income or any other measure derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity.

We define “Adjusted EBITDA” as net income (loss) before interest expense (net of interest income), income and franchise taxes and depreciation and amortization (including amortization of capitalized subscriber acquisition costs), further adjusted to exclude the effects of certain contract sales to third parties, non-capitalized subscriber acquisition costs, stock based compensation, the historical results of our Solar variable interest entity and certain unusual, non-cash, non-recurring and other items permitted in certain covenant calculations under the indenture governing our existing senior secured notes, the indenture governing our existing senior unsecured notes and the credit agreement governing our revolving credit facility.

We caution investors that amounts presented in accordance with our definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate Adjusted EBITDA in the same manner. We believe that Adjusted EBITDA provides useful information about flexibility under our covenants to investors, lenders, financial analysts and rating agencies since these groups have historically used EBITDA-related measures in our industry, along with other measures, to estimate the value of a company, to make informed investment decisions, and to evaluate a company’s ability to meet its debt service requirements. Adjusted EBITDA eliminates the effect of non-cash depreciation of tangible assets and amortization of intangible assets, much of which results from acquisitions accounted for under the purchase method of accounting. Adjusted EBITDA also eliminates the effects of interest rates and changes in capitalization which management believes may not necessarily be indicative of a company’s underlying operating performance. Adjusted EBITDA is also used by us to measure covenant compliance under the indenture governing our existing senior secured notes, the indenture governing our existing senior unsecured notes and the credit agreement governing our revolving credit facility.

See the following table for a quantitative reconciliation of Adjusted EBITDA to Net Loss, which we believe is the most comparable financial measure calculated in accordance with GAAP.

APX GROUP HOLDINGS, INC. and SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures

(In millions)

(Unaudited)

	Three Months Ended
	September 30,	December 31,	March 31,	June 30,	September 30,
	2014	2014	2015	2015	2015
Net loss	$(59.5)	$(65.6)	$(48.0)	$(43.6)	$(125.1)
Interest expense, net	37.8	38.0	38.2	38.8	39.8
Other (income) expense, net	0.5	(2.0)	—	(0.3)	7.1
Income tax expense	(1.3)	0.8	0.1	0.2	—
Restructuring and asset impairment (i)	—	—	—	—	58.0
Depreciation and amortization (ii)	40.8	41.4	37.7	38.3	38.6
Amortization of capitalized creation costs	17.1	18.4	19.4	21.8	25.8
Non-capitalized subscriber acquisition costs (iii)	35.9	38.3	34.9	43.7	44.5
Non-cash compensation (iv)	0.5	0.5	0.7	0.6	0.6
Other Adjustments (v)	6.9	14.3	6.6	(6.1)	13.4

Adjusted EBITDA	$78.8	$84.1	$89.5	$93.4	$102.7

	Nine Months Ended
	September 30,
	2015	2014
Net loss	$(216.7)	$(173.0)
Interest expense, net	116.9	108.0
Other (income) expense, net	6.7	0.2
Income tax expense	0.3	(0.3)
Restructuring and asset impairment (i)	58.0	—
Depreciation and amortization (ii)	114.5	121.2
Amortization of capitalized creation costs	67.0	40.3
Non-capitalized subscriber acquisition costs (iii)	123.1	96.7
Non-cash compensation (iv)	2.0	1.4
Other Adjustments (v)	13.8	30.8

Adjusted EBITDA	$285.6	$225.3

(i)	Reflects costs related to the restructuring charges and asset impairments related to the transition of the wireless internet business to a 60Ghz-based technology.
(ii)	Excludes loan amortization costs that are included in interest expense.
(iii)	Reflects subscriber acquisition costs that are expensed as incurred because they are not directly related to the acquisition of specific subscribers. Certain other industry participants purchase subscribers through subscriber contract purchases and, as a result, may capitalize the full cost to purchase these subscriber contracts, as compared to our organic generation of new subscribers, which requires us to expense a portion of our subscriber acquisition costs under GAAP.
(iv)	Reflects non-cash compensation costs related to employee and director stock option plans.
(v)	Other Adjustments includes certain items such as product development costs, non-operating legal fees, other R&D, deferred revenue fair value adjustment, subcontracted monitoring fee savings, non-cash gain on settlement of merger-related escrow and other similar adjustments.